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                                                                   EXHIBIT T3A-6



                                     CHARTER

                                       OF

                   CHASETEL REAL ESTATE HOLDING COMPANY, INC.

                  The undersigned, having the capacity to contract and acting as the incorporator of the corporation under the Tennessee Business Corporation Act, adopts the following charter for such corporation.

                  1. Name. The name of the corporation is Chasetel Real Estate Holding Company, Inc.

                  2. Authorized Shares. The corporation is authorized to issue 1,000 common shares, which share shall have unlimited voting rights and the right to receive the net assets of the corporation upon dissolution.

                  3. Registered Office. The street address and zip code of the corporation's initial registered office and the county in which the office is located in the State of Tennessee are 1000 Volunteer Building, 832 Georgia Avenue, Chattanooga, Hamilton County, Tennessee 37402.

                  4. Registered Agent. The name of the corporation's initial registered agent is R. Alston Hamilton.

                  5. Incorporator. The name and address and zip code of the incorporator are R. Alston Hamilton, 1000 Volunteer Building, 832 Georgia Avenue, Chattanooga, Tennessee 37402.

                  6. Principal Office. The street address and zip code of the initial principal office of the corporation are 3311 West Alabama, Houston, Texas 77098.

                  7. Corporation for Profit. The corporation is for profit.

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                  8.       Initial Directors. The number of directors
constituting the initial board of directors is one (1), and the name and address of the corporation's initial director is:

                     Name                                  Address

                  Anthony R. Chase                      3311 West Alabama
                                                        Houston, Texas 77098

                  9. Limitation of Liability. To the fullest extent permitted by the Tennessee Business Corporation Act as the same may be amended from time to time, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Tennessee Business Corporation Act is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time. Any repeal or modification of this Paragraph 9 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification of this Paragraph 9 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

                  This Charter is dated this 27th day of September, 1999.

                                                  INCORPORATOR:
                                                  ______________________________
                                                  R. Alston Hamilton

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